(HOLLIS OIL & GAS CO. LETTERHEAD)
                                  P.O. Box 1068
                                Casper, WY 82602
                                 (307) 577-7460


                                  May 26, 1995


Double Eagle Petroleum & Mining Company
ATTN:  Richard A. Laudon
777 Overland Trail
Casper, WY 82601

Dear Dick:

This letter, when accepted by Double Eagle Petroleum & Mining Company ("Double Eagle"), will be an agreement for Hollis Oil & Gas Company ("Hollis") to sell and Double Eagle to buy certain properties of Hollis on the terms set forth below.

     1. Hollis agrees to sell and Double Eagle agrees to buy all of Hollis' right, title and interest in and to all oil and gas leases and overriding royalty interests in following lands located in Sweetwater County, Wyoming:

         Township                   Range
         --------                   -----
         21N                        111W
         21N                        112W
         22N                        111W
         23N                        110W
         23N                        111W
         24N                        110W, Except Section 32

         and an undivided one-half of the interest owned by Hollis in Section 32, T24N, R110W prior to the Farmout Agreement dated September 8, 1994 between Hollis and Double Eagle covering the 20-32 Well located in the NE/4 of that section ("Farmout Agreement")

(the "Subject Interests"), and all privileges and rights appurtenant to the Subject Interests; together with all of Seller's corresponding right, title and interest in and to and under or derived from all presently existing and effective unitization, pooling and communitization agreements, declarations and orders to which the Subject Interests are committed, and the properties and the units created thereby (including but not limited to all units formed under orders, regulations, rules or other official actions of any federal state or other government agency having




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Double Eagle Petroleum & Mining Company
May 26, 1995
Page 2


jurisdiction) to the extent they are attributable to and allocable to the Subject Interests (the "Pooled Interests"); EXCEPTING AND RESERVING to Seller a concurrent right, title and interest to such contracts, agreements and instruments to the extent attributable and allocable to any rights and interests retained by Seller in Section 32, T24N, R110W and in any lands and depths not described above;

     2. The parties hereby cancel and nullify the Farmout Agreement in its entirety.

     3. The purchase price to be paid by Double Eagle shall be $71,300 cash and 350,000 shares of Double Eagle stock, subject to a provision and restricting sale of the stock for a period of two years from the date of issuance.

     4. The effective date of the sale shall be May 31, 1995. All production from and proceeds attributable to the Subject Interests or Pooled Interests as well as ad valorem, production and severance taxes on oil and gas production prior to the effective date shall be pro rated as of the effective date. Hollis shall be entitled to all production and proceeds attributable to the Subject Interests or Pooled Interests prior to the effective date, while Double Eagle shall be entitled to all oil and gas produced from the Subject Interests or Pooled Interests subsequent to the effective date.

     5. Notwithstanding the allocation of production provided in Section 4, Purchaser acknowledges and agrees to the following regarding possible gas imbalances affecting the Subject Interests or Pooled Interests:

         (a) Double Eagle has made an independent investigation into any gas imbalances (including any underproduced gas or overproduced gas) and has taken such imbalances into consideration in the purchase price.

         (b) Gas underproduction: In the event Hollis is underproduced as to any well(s) included in the Subject Interests or Pooled Interests, Double Eagle agrees not to hold Hollis liable for such underproduction. Hollis, however, agrees that if closing occurs, Double Eagle is hereby assigned all of its contractual rights to make up such underproduction.

         (c) Gas overproduction: In the event Hollis is overproduced as to any well(s) appurtenant to the Subject Interests or Pooled Interests, Double Eagle acknowledges and agrees that its share of gas from any such overproduced well(s) included in the Subject Interests or Pooled Interests may at some


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Double Eagle Petroleum & Mining Company
May 26, 1995
Page 3

                  point be curtailed by underproduced working interest owner(s). The parties agree that Hollis shall not be liable to Double Eagle in the event such curtailment occurs, there shall be no adjustment to the Purchase Price if Hollis is overproduced, and Double Eagle shall accept the Subject Interests or Pooled Interests subject to any obligations created by such overproduction.

     6. Closing shall take place in the offices of Double Eagle on or before June 15, 1995. At closing, Hollis will execute and deliver to Double Eagle an assignment of the Subject Interests in a form mutually acceptable to both parties. Double Eagle will pay Hollis $71,300 in cash, and issue to Hollis
350,000 fully paid and non-assessable, restricted shares of common stock in Double Eagle. Hollis agrees to execute federal form assignments and such other instruments as are necessary to carry out the intent of this agreement.

     7. If closing occurs, Double Eagle hereby agrees and shall agree, in writing in the instruments conveying the Subject Interests, effective May 31, 1995, to take the Subject Interests subject to and to assume, perform, pay for and comply with, all of the provisions, duties, liabilities and obligations (express or implied) that relate to or are attributable to the Subject Interests or Pooled Interests, whether existing as of the effective date or later arising, including, but not limited to the following, insofar as they relate to or pertain to the Subject Interests or Pooled Interests and are binding upon
Hollis: all of the terms and conditions of the leases, agreements, contracts and instruments described as pertaining to the Subject Interests or Pooled Interests; all valid unit, pooling and communitization agreements or orders; all valid and existing lease burdens (including, but not limited to, royalties, overriding royalties, production payments, net profits interests, carried working interests or other burdens); all operating agreements; all farmin and farmout agreements; all area of mutual interest agreements; all preferential purchase rights, consent to assignment requirements and reassignment obligations; all other contracts, agreements and instruments; and all duties imposed by governmental law, rule or regulation.

     8. Hollis will specially warrant the title to the Subject Interests to be free from all liens and encumbrances created by, through or under Hollis, but not otherwise, except for operating agreements, farmouts, communitization, pooling, unitization or other similar agreements.

     9. Hollis will be entitled to nominate at least one new director to the board of Double Eagle whose election Double Eagle and its current directors will recommend and support. In the event of any resignation or retirement of any current directors, or the addition of a sixth





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Double Eagle Petroleum & Mining Company
May 26, 1995
Page 4


director, Hollis will be entitled to nominate a director, whose election Double Eagle will recommend and support.

     If the foregoing correctly sets forth our understanding, please execute and return to Hollis one copy of this letter.

Sincerely yours,



William N. Heiss
President

WNH/sb


     AGREED TO AND ACCEPTED THIS 30th day of May, 1995.


                     DOUBLE EAGLE PETROLEUM & MINING COMPANY

                   By
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                   Title
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